CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-89354 on Form N-1A of our report dated October 25, 2024, relating to the financial statements and financial highlights of the Pioneer Active Credit Fund (Formerly known as Pioneer Corporate High Yield Fund), appearing in Form N-CSR of Pioneer Series Trust X for the year ended August 31, 2024, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

December 19, 2024